To the Board of Directors
Searchlight Minerals Corp.

We consent to the incorporation by reference of our report dated April 12, 2008, with respect to the consolidated balance sheets of Searchlight Minerals Corp., as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the years ended December 31, 2007 and 2006.

BROWN ARMSTRONG PAULDEN McCOWN STARBUCK THORNBURGH & KEETER ACCOUNTANCY CORPORATION /s/ Burton H. Armstrong By: Burton H. Armstrong

Bakersfield, California
April 15, 2008